                                                                       EXHIBIT 2

                                                        Schedule A
                                                        ----------



CONVERTIBLE PROMISSORY NOTE
---------------------------

$600,000                                                  Billerica,
                                                   Massachusetts
                                                          September 25, 2001

     FOR VALUE RECEIVED, SAZTEC INTERNATIONAL, INC. (the "Company"), a California corporation, promises to pay to the order of DATAMATICS TECHNOLOGIES LIMITED (the "Holder"), the principal amount of SIX HUNDRED THOUSAND DOLLARS ($600,000) as hereinafter provided, together with interest (computed on the basis of a 360-day year) on the unpaid principal amount hereof at the variable rate of two percent (2%) above the rate published in The Wall Street Journal
                                                     -----------------------
"Money Rates" column as the "Prime Rate" (the "Interest Rate"), with such rate to change as of the date of each change in such Prime Rate. All principal and interest payable under this Note will be due and payable in full on November 1, 2003 (the "Maturity Date"). This Note may not be prepaid without the consent of the Holder. All payments of principal and interest are to be made in lawful money of the United States of America by wire transfer in accordance with the Holder's written instructions.

     Conversion. At any time prior to the payment in full of all the principal
     ----------
and interest under this Note, the Holder shall have the option to convert this Note to that number of shares of common stock of the Company as is equal to the quotient, the numerator of which is the balance of all principal and unpaid interest under this Note and the denominator of which is a conversion price of U.S. $0.20 per share (the "Conversion Shares"). The Holder shall exercise this conversion option by delivering written notice of such exercise to the Company. The Company shall, within three (3) business days after the date the Holder surrenders this Note to the Company at its offices at 900 Middlesex Trunpike, Bldg. 5, Billerica, Massachusetts 01821, issue and deliver to the Holder (the term "Holder" for the purposes of this paragraph will include any nominee of the Holder), registered in Holder's name, a certificate or certificates for the number of full shares of common stock of the Company issuable on conversion of this Note. To the extent permitted by applicable law, such conversion will be deemed to have been effected as of the date the Company receives notice of the Holder's exercise of its conversion option; and, effective on such date, the rights of the Holder hereunder, other than its right to receive the Conversion Shares and to exercise its rights with respect thereto, will cease and the person or persons in whose name or names any certificate or certificates for shares of common stock are issuable on such conversion will be deemed to have become the holder or holders of record of the Conversion Shares represented thereby. The Company will not be obligated to issue any fractional share in connection with the conversion, but may elect to pay the Holder cash in the amount of the applicable fraction multiplied by the above conversion price in lieu of issuing any fractional share.

     Adjustment.  The conversion price shall be equitably adjusted to reflect
     ----------
stock splits, combinations, dividends or distributions or any similar event.

     Events of Default and Remedies.  The following events will constitute
     ------------------------------
"Events of Default":

          (A) A petition seeking bankruptcy, reorganization, readjustment, arrangement, composition or similar relief is filed against the Company under the federal bankruptcy laws or any other similar applicable federal or state law, and such petition continues undischarged and unstayed for a period of sixty
(60) days; a court of competent jurisdiction enters a decree or order for appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the Company or a substantial part of the Company's property, or for the winding up or liquidation of its affairs, and such decree or order remains in force undischarged and unstayed for a period of sixty (60) days; or any property of the Company is sequestered or attached and is not returned to the Company's possession or released from such attachment within sixty (60) days thereafter.

          (B) The Company institutes bankruptcy, reorganization, readjustment, arrangement, composition or similar proceedings; consents to the filing of a bankruptcy, reorganization, readjustment, arrangement, composition or similar proceeding against it; files a petition, answer or consent seeking bankruptcy, reorganization, readjustment, arrangement, composition or similar relief of the federal bankruptcy laws or any other similar applicable federal or state laws; consents to the filing of any such petitions; consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of its or a substantial part of its business; makes an assignment of the benefit of creditors; admits in writing its inability to pay its debts generally as they become due; or the Company takes corporate action in furtherance of any of the above purposes; or

          (C) A governmental body or other person or entity commences an action against the Company for the payment of money, which claim, together with the amount claimed in any other pending actions against the Company, exceeds a total of $200,000, and the Company does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay thereof, within thirty (30) days from the date of the commencement thereof and within such 30-day period, or within the longer period during which the execution of such judgment has been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

     If any one or more of the above Events of Default should occur, then the Holder may declare the entire principal and all accrued and unpaid interest thereon to be due and payable immediately (unless applicable bankruptcy or other law prohibits the Holder from making such a declaration, in which event the entire principal hereof and all accrued and unpaid interest thereon will automatically and immediately become due and payable). On any such declaration or automatic acceleration, the principal of this Note and all accrued and unpaid interest will be immediately due and payable, anything in this Note to the contrary notwithstanding, and the Holder may then proceed to protect and enforce its rights either by suit in equity, or by action at law; provided, however, on payment in full of all amounts outstanding under this Note, all conversion rights of Holder will be deemed terminated. On and after the occurrence of an Event of Default, the rate of interest shall be increased to the lesser of (i) the Interest Rate plus four percent, and (ii) the maximum interest rate allowable by law.

     Waivers.  Presentment, demand, protest and notice of dishonor are hereby
     -------
waived by all makers and endorsers hereon.

     Amendments.  This Note may not be changed orally, but only by an agreement
     ----------
in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     Notices. All notices, requests, consents and other communications relating
     -------
to this Note will be in writing and delivered or mailed to the Holder at Unit 117-120 SDF 4, SEEPZ, Andheri (E), Mumbai 400096, India or to any other address of which the Holder has given the Company notice in writing or, if to the Company, to its address set forth below or to any other address the Company has furnished to the Holder in writing and shall be deemed given when received by the party to whom it is addressed.

     Governing Law.  This Note will be construed in accordance with and governed
     -------------
by the laws of the Commonwealth of Massachusetts.

     Expenses.  If the indebtedness represented by this Note or any part thereof
     --------
is placed in the hands of an attorney for collection after an Event of Default, the Company agrees to pay all costs of collecting this Note, including reasonable attorneys' fees and expenses.

     IN WITNESS WHEREOF, this Note has been made under seal by the Company as of the date first above written.

                                       COMPANY:

                                       SAZTEC INTERNATIONAL, INC.,


                                       By: _______________________________
                                             Richard Orlando, President and CEO

                                       Address:
                                       900 Middlesex Turnpike
                                       Bldg. 5
                                       Billerica, MA 01821